                                                                   Exhibit 10(p)


                                  CONFIDENTIAL


                          MASTER TRANSACTION AGREEMENT


                                    between


                              TYCO GROUP S.A.R.L.

                                      and


                        KAISER GROUP INTERNATIONAL, INC.




                            Dated as of June 9, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1    DEFINITIONS..................................................     2
             1.1  Definitions.............................................     2
ARTICLE 2    SALE AND PURCHASE OF THE ASSETS..............................     2
             2.1  Transferred Assets......................................     2
             2.2  Excluded Assets.........................................     4
             2.3  Assumption of Liabilities...............................     6
             2.4  Excluded Liabilities....................................     6
ARTICLE 3    THE CLOSING..................................................     8
             3.1  Place and Date..........................................     8
             3.2  Purchase Price..........................................     8
             3.3  Deposit.................................................     9
             3.4  Allocation of Purchase Price............................     9
             3.5  Deliveries..............................................     9
             3.6  Closing Financial Statements............................     9
             3.7  Consents of Third Parties...............................     9
             3.8  Post-Closing Adjustment.................................    10
ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF KAISER.....................    20
             4.1  Organization, Standing, Etc. of Sellers.................    11
             4.2  Corporate Authorization; Enforceability.................    12
             4.3  Charters and Bylaws; Capitalization of Transferred
                  Subsidiary..............................................    12
             4.4  Governmental Authorizations and Consents................    13
             4.5  Financial Statements....................................    13
             4.6  Absence of Certain Changes or Events....................    13
             4.7  Title to Transferred Assets.............................    13
             4.8  Transferred Intellectual Property.......................    14
             4.9  Assumed Contracts.......................................    14
             4.10  Litigation.............................................    15
             4.11  Licenses and Permits...................................    15
             4.12  Environmental Compliance...............................    16
             4.13  Absence of Certain Business Practices..................    17
             4.14  Personnel Matters......................................    17
             4.15  Labor Matters..........................................    17


             4.16  Seller Benefit Plans...................................    18
             4.16.1  United States........................................    18
             4.16.2  Non-U.S. Employee Benefit Plans......................    20
             4.17  Insurance..............................................    22
             4.18  Powers of Attorney.....................................    22
             4.19  Brokers................................................    22
             4.20  Taxes..................................................    21
             4.21  Accounts Receivable....................................    22
             4.22  Adequacy of Assets.....................................    23
             4.23  Intercompany Transactions..............................    23
ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF BUYER......................    25
             5.1  Organization and Standing of Buyer......................    25
             5.2  Authorization...........................................    25
             5.3  Enforceability..........................................    26
             5.4  Compliance with Other Instruments and Laws..............    26
             5.5  Authorizations and Consents.............................    26
             5.6  Litigation..............................................    26
             5.7  Access..................................................    26
             5.8  Financial Capacity......................................    27
             5.9  Brokers.................................................    27
ARTICLE 6    COVENANTS RELATING TO PERSONNEL ARRANGEMENTS.................    27
             6.1  Transferee Employees....................................    27
             6.2  Severance Obligations...................................    27
             6.3  COBRA Obligations.......................................    28
             6.4  Plans, Benefits and Policies............................    28
             6.5  Foreign Employees.......................................    24
             6.6  Bonuses.................................................    24
ARTICLE 7    COVENANTS OF SELLERS.........................................    27
             7.1  Conduct of Business.....................................    29
             7.2  Use of Business Names by Buyer..........................    31
             7.3  Access..................................................    31
             7.4  Non-Competition.........................................    32
             7.5  Acquisition Proposals...................................    33
ARTICLE 8    COVENANTS OF BUYER...........................................    33
             8.1  Investigation...........................................    33


                                    - ii -


             8.2  Assistance with Respect to Excluded Assets..............    33
ARTICLE 9    COVENANTS OF BOTH PARTIES....................................    33
             9.1  Commercially Reasonable Efforts.........................    33
             9.2  HSR Filing; Other Filings...............................    33
             9.3  Public Announcements....................................    34
             9.4  Consents; Cooperation...................................    34
             9.5  Communications with Customers and Suppliers.............    35
             9.6  Liability for Transfer Taxes............................    35
             9.7  Books and Records.......................................    35
             9.8  Tax Matters.............................................    36
             9.8.1  Tax Returns...........................................    34
             9.8.2  Tax Liability.........................................    37
             9.8.3  Cooperation...........................................    37
             9.9  Tax Elections...........................................    38
             9.10  Confidentiality........................................    39
             9.11  Ancillary Agreements...................................    39
             9.12  Mutual Cooperation.....................................    37
ARTICLE 10   BUYER PROTECTIONS:  OVERBIDDING PROCEDURES AND
             BREAK-UP FEES................................................    40
             10.1  Bankruptcy Court Approvals.............................    40
             10.2  Obtaining the Orders...................................    40
             10.3  Overbidding Procedures and Break-Up Fee................    40
ARTICLE 11   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE..................    42
             11.1  Accuracy of Representations and Warranties.............    42
             11.2  Performance............................................    42
             11.3  No Conflict............................................    42
             11.4  Certificate............................................    42
             11.5  Bankruptcy Court Approval..............................    42
             11.6  HSR Act................................................    42
             11.7  Consents...............................................    43
             11.8  Transfer Documents.....................................    43
             11.9  Transaction Documents..................................    43
             11.10  Resignations; Corporate Records.......................    43
             11.11  Further Instruments...................................    43


ARTICLE 12  CONDITIONS TO OBLIGATIONS OF KAISER TO CLOSE..................    43
            12.1  Accuracy of Representations and Warranties..............    44
            12.2  Performance.............................................    44
            12.3  No Conflict.............................................    44
            12.4  Certificate.............................................    44
            12.5  Bankruptcy Court Approval...............................    44
            12.6  HSR Act.................................................    44
            12.7  Consents................................................    44
            12.8  Assumption Agreement....................................    44
            12.9  Transaction Documents...................................    44
            12.10  Further Instruments....................................    45
            12.11  Payment................................................    45
            12.12  Kaiser Board Approval..................................    43
ARTICLE 13  TERMINATION...................................................    45
            13.1  Right to Terminate Agreement............................    45
            13.2  Effect of Termination...................................    46
            13.3  Buyer's Remedies........................................    46
            13.4  Sellers' Remedies.......................................    46
ARTICLE 14  MISCELLANEOUS.................................................    47
            14.1  Expiration of Representations, Warranties and Covenants.    47
            14.2  Material Adverse Effect.................................    47
            14.3  Disclaimer of Projections, Etc..........................    47
ARTICLE 15  AGREEMENT CONVENTIONS.........................................    48
            15.1  Further Assurances......................................    48
            15.2  Notices.................................................    48
            15.3  Assignment..............................................    49
            15.4  Entire Agreement; Amendment; Governing Law; Etc.........    50
            15.5  Consent to Jurisdiction.................................    50
            15.6  Severability............................................    50
            15.7  Reliance on Counsel and Other Advisors..................    50
            15.8  Exhibits and Schedules..................................    51
            15.9  Rules of Construction...................................    51
           15.10  Counterparts............................................    51
           15.11  No Third Party Rights...................................    51

                                   SCHEDULES


Schedule                     Subject Matter
---------                    --------------
2.1(a)                       Owned Fixed Assets
2.1(b)                       Accounts Receivable and Notes Receivable
2.1(c)                       Transferred Intellectual Property
2.1(e)                       Assumed Contracts, including Personal Property Leases and Transferred
                             Facilities Leases
2.1(m)                       Transferred Insurance
2.1(p)                       Assumed Purchase Orders
2.2(a)                       Excluded Intellectual Property
2.2(h)                       Excluded Litigation Rights
2.2(q)                       Additional Excluded Assets
2.3(e)                       Other Assumed Liabilities
2.4                          Other Excluded Liabilities
4.3(c)                       Capitalization of Transferred Subsidiary
4.4                          Government Authorizations and Consents Required by Sellers
4.5                          Exceptions to Financial Statements
4.6                          Exceptions to Ordinary Course
4.7(a)                       Title to Transferred Assets
4.7(b)                       Personal Property Leases
4.8(c)                       Claims Related to Transferred Intellectual Property
4.9                          Material Contracts; Service Contracts
4.10                         Litigation
4.11(a)                      Permits
4.11(b)                      Exceptions to License and Permits
4.12                         Environmental Compliance Exceptions
4.14(a)                      Employees of the Business
4.14(b)                      Disputes between Employees and Sellers
4.14(c)                      Employee Policies and Manuals

Schedule                     Subject Matter
---------                    --------------
4.15                         Labor Orders and Disputes
4.16.1(a)                    Sellers' U.S. Benefit Plans
4.16.1(b)                    Multi-Employer Plans
4.16.1(d)                    Retiree Plans
4.16.1(f)                    Claims
4.16.1(h)                    Exceptions to Provisions of Documentation
4.16.2                       Sellers' Non-U.S. Benefit Plans
4.17                         Insurance Policies
4.18                         Powers of Attorney
4.20                         Tax Matters
4.22                         Adequacy of Assets
4.23                         Intercompany Transactions
5.5                          Government Authorizations and Consents Required by
                             Buyer
6.6                          Bonus Schedule
7.1                          Covenants of Sellers
11.7                         Consents as Conditions to Buyer's Obligations
12.7                         Consents as Conditions to Sellers' Obligations

                                    EXHIBITS


A.                           Definitions
B.                           Kaiser Trademark License Agreement
C.                           Transition Services Agreement

                          MASTER TRANSACTION AGREEMENT

     THIS MASTER TRANSACTION AGREEMENT (this "Master Agreement") is entered into as of June 9, 2000, by and between TYCO GROUP S.A.R.L., a Luxembourg corporation ("Buyer"), and KAISER GROUP INTERNATIONAL, INC., a Delaware corporation ("Kaiser").


                                    RECITALS

     WHEREAS, Kaiser, directly or through various Affiliates (as defined in Exhibit A), including the Sellers (as defined in Exhibit A), is engaged in the Business (as defined in Exhibit A);

     WHEREAS, Buyer wishes to acquire the assets, properties and business of the Business and to assume only the liabilities of Kaiser relating to the Business, all for the Purchase Price (as defined in Section 3.2), and upon the terms and subject to the conditions, herein set forth;

     WHEREAS, Kaiser expects to implement the transactions contemplated by this Master Agreement through commencement of a voluntary bankruptcy case (the "Bankruptcy Case") pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

     WHEREAS, the transactions contemplated in this Master Agreement involve a sale, other than in the ordinary course of business, of certain of Kaiser's assets and properties out of Kaiser's bankruptcy estate pursuant to Bankruptcy Code Sections 363 and 365;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Definitions. The definitions set forth in Exhibit A are incorporated herein by reference.


                                   ARTICLE 2

                        SALE AND PURCHASE OF THE ASSETS

     2.1 Transferred Assets. Subject to and upon the terms and conditions set forth in this Master Agreement, at the Closing, Kaiser shall, or shall cause the other Sellers to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, or shall cause one or more Buyer Designees to purchase and acquire from each Seller, all right, title and interest of each Seller in and to all of the properties, assets, contracts and rights of the Business of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Kaiser as the same may exist on the Closing Date, other than the Excluded Assets (collectively, the "Transferred Assets"). The Transferred Assets (i) include assets owned by the Transferred Subsidiary which otherwise fit within the meaning of "Transferred Assets" herein, which assets, along with their liabilities to the extent such liabilities are otherwise Assumed Liabilities, (A) shall be transferred directly in the case of the Foreign Subsidiaries, and indirectly in the case of the Transferred Subsidiary by transferring the capital stock of the Transferred Subsidiary and (B) in the case of the Foreign Subsidiaries, are not listed on the Schedules referred to below (except as noted thereon) and (ii) include, without limitation, the following:

        (a)  all of the Fixed Assets and Equipment described on Schedule 2.1(a);

        (b) all of Kaiser's accounts receivables and notes receivables, specific to the Business, listed on Schedule 2.1(b), whether billed or unbilled;

        (c) rights in respect of the Transferred Intellectual Property specific to the Business as listed on Schedule 2.1(c);

        (d) all of the securities evidencing an equity ownership interest in the Transferred Subsidiary, which interests are listed on Schedule 4.3;

        (e)  all of the Assumed Contracts listed on Schedule 2.1(e), including:
     (i) to the extent transferable to Buyer, all of Kaiser's rights and interests under all personal property leases specific to the Business and identified on Schedule 2.1(e); (ii) all rights and interests of Kaiser in and to the real property leases specified in Schedule 2.1(e) (the "Transferred Facilities"); and (iii) all Service Contracts;

        (f) all inventories of goods and supplies located at the Transferred Facilities or specific to the Business;

        (g) all of the prepaid expenses and security deposits reflected on the Closing Financial Statements that relate to any of the Assumed Contracts;

        (h)  all of the Books and Records;

        (i) to the extent their transfer is permitted by Applicable Law, all Consents and Permits specific to the Transferred Facilities, the Transferred Assets or to the Business;

        (j) to the extent transferable, all rights under express or implied warranties from Sellers' suppliers and service providers with respect to the Transferred Assets or the Assumed Contracts;

        (k) all rights to causes of action, lawsuits, claims and demands of any nature available to the Sellers that are specific to the Transferred Assets, the Assumed Liabilities, or to the Business, other than (i) avoidance actions under the Bankruptcy Code and (ii) causes of action, lawsuits, claims and demands listed on Schedule 2.2(h);

        (l) to the extent transferable, all guarantees, warranties, indemnities, bonds, letters of credit and similar arrangements that run in favor of Sellers in connection with the Transferred Assets;

        (m) all insurance policies listed on Schedule 2.1(m) and any insurance coverage that may be available after Closing under any occurrence based insurance as maintained by the Sellers at any time prior to Closing for claims specific to the Transferred Assets, Assumed Liabilities, or the Business;

        (n)  all retentions and advances that relate to the Assumed Contracts;

        (o) all additional assets arising in the ordinary course of business between the date hereof and the Closing Date reflected on the Closing Financial Statements;

        (p) all of Sellers' rights and interests under all outstanding purchase orders entered into by Sellers for the purchase of goods or services primarily for the benefit of the Business, including without limitation those set forth in Schedule 2.1(p); and

        (q) to the extent transferable and specific to the Business, all other or additional privileges, rights, interests, properties and assets of Sellers of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

     2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

        (a) except to the extent set forth in the Kaiser Trademark License Agreement (the form of which is attached hereto as Exhibit B) or elsewhere in the Transaction Documents, the names and marks "Kaiser" and "Kaiser Engineers" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "Kaiser" or "Kaiser Engineers" and the other intellectual property and intellectual property rights described on Schedule 2.2(a) (the "Excluded Intellectual Property");

        (b) the rights in intellectual property, intangible property rights, license agreements and software licenses not within the definition of Transferred Intellectual Property;

        (c) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

        (d) all cash collateral associated with bonds, letters of credit and similar arrangements that run in favor of others;

        (e) inter-company receivables and payables arising between the Business and the balance of Kaiser's business from the conduct of the Business prior to the Closing Date;

        (f) all books and records relating to or used in the business of Sellers and not specific to the Business;

        (g) all Policies, other than those, if any, listed on Schedule 2.1(m), maintained by the Sellers, and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

        (h) all rights to causes of action, lawsuits, claims and demands listed on Schedule 2.2(h);

        (i) all right, title and interest of the Sellers in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof prior to the Closing Date;

        (j) the right to occupy leased premises used by the Business, except to the extent contemplated by the real property leases for the Transferred Facilities, which leases are listed on Schedule 4.9, or by the Transition Services Agreement (the form of which is attached hereto as Exhibit C);

        (k) all assets relating to Seller Benefit Plans, except as specifically provided in Article 6;

        (l) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

        (m) the assets that will be utilized by Sellers in providing services to Buyer under the Transition Services Agreement on or after the Closing Date;

        (n) except to the extent provided under the Ancillary Agreements on or after the Closing Date, the services available to the Sellers that are not specific to the Business as conducted prior to the Closing Date;

        (o) all contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code by Kaiser prior to the Closing;

        (p) except to the extent transferable and specific to the Business, permits related to the conduct of the Business;

        (q) assets relating to Kaiser's headquarters staff and not used primarily in the Business, the Australian infrastructure contracts and the Brazil alumina bids and any other assets listed on Schedule 2.2(q); and

        (r) all properties, assets, contracts and rights used in connection with the Business but which are also used in common by the Business and the other businesses of Kaiser and its Subsidiaries (other than the Transferred Subsidiary) in connection with the provision of corporate administrative services to the Business.

     2.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due, in accordance with and subject to the terms and conditions of the relevant governing agreements, commitments and instruments, the following Liabilities primarily relating to the Transferred Assets and the
Business:

          (a) all Liabilities and obligations of the Sellers to be performed from and after the Closing Date under or specific to the Assumed Contracts and the Transferred Facilities, including, without limitation, any guaranty by Kaiser or an Affiliate of Kaiser under an Assumed Contract;

          (b) all Liabilities and obligations relating to or arising out of the conduct of the Business on or after the Closing Date;

          (c) all payments required to be made pursuant to Section 365(b)(i) of the Bankruptcy Code, whether necessary to cure defaults or otherwise allow the assumption and assignment of the Assumed Contracts (the "Cure Obligations");

          (d) in accordance with the terms of Article 6, the Liabilities and obligations of the Sellers with respect to Employees of the Business as of and reflected on the Closing Financial Statements as updated by the final Closing Date Working Capital Statement;

          (e) all Liabilities reflected on the Closing Financial Statements, as updated by the final Closing Date Working Capital Statement, or to the extent that such Liabilities were incurred in a manner permitted under
     Section 7.1 of this Master Agreement or otherwise listed on Schedule 2.3(e); and

          (f) Liabilities and obligations of the Foreign Subsidiaries reflected on the Closing Financial Statements as updated by the final Closing Date Working Capital Statement or as otherwise described in clauses (a) through
     (e) above.

The Liabilities and obligations described in clauses (a) through (f) are collectively referred to as the "Assumed Liabilities." For the avoidance of doubt, no Liabilities and obligations of the Transferred Subsidiary shall be included within "Assumed Liabilities" solely by virtue of the transfer of the capital stock of the Transferred Subsidiary to Buyer unless they otherwise fit within the meaning of "Assumed Liabilities."

     2.4 Excluded Liabilities. Except as specifically set forth in Section 2.3 and the Transaction Documents, Buyer shall not assume, pay, or in any way be liable or responsible for, and the Sellers shall remain responsible for any of the following debts, claims, commitments, Liabilities and obligations of Sellers and the Business (the "Excluded Liabilities"), including the following:

          (a) any Liability or obligation of Sellers under this Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any Liability or obligation of Sellers to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Sellers, and all other expenses of Sellers associated with the sale of the Transferred Assets;

        (b) any Liabilities and obligations of Sellers for any federal, state, local or foreign income, excise, sales, personal, payroll or other taxes, including penalties and interest, of any kind whatsoever payable with respect to the operations of the Business prior to the Closing Date;

        (c) any Liabilities or obligations of Sellers relating to any cause of action, claims, lawsuits and demands of any nature with respect to the Transferred Assets or the Business which arose prior to the Closing Date;

        (d) any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by Sellers arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby;

        (e) to the extent (v) relating to, (x) resulting from, (y) caused by, or (z) arising out of the ownership, operation or control of the Business by Sellers prior to the Closing Date:

             (i) any accident or occurrence occurring on or prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by Sellers,

             (ii) any breach of contract, workers' compensation claim or violation of any law or final order of any federal, state, judicial, quasi-judicial or governmental body,

             (iii) any personal injury, sickness, death or property damage resulting from occurrences occurring prior to the Closing Date arising out of a defect or alleged defect of services or goods sold by Sellers prior to the Closing Date including, without limitation, any such Liabilities or obligations for defects or alleged defects in design or failure to perform, or

             (iv) any warranty or guaranty liabilities relating to services or goods which were performed or sold by Sellers prior to the Closing Date in connection with contracts (other than the Assumed Contracts);

        (f) any violation, Liability, penalty, cost, damage, fine, order, judgment or obligation under Environmental Laws to the extent such violation or obligation arises out of acts or omissions of Sellers occurring prior to the Closing Date, including, without limitation, the matters disclosed on Schedule 4.12;

        (g) any Indebtedness of the Sellers, except as reflected in the Closing Financial Statements, as updated by the final Closing Date Working Capital Statement;

        (h)  Liabilities arising directly out of the Excluded Assets;

        (i) inter-company payables and receivables between the Business and the balance of Kaiser's business arising from the conduct of the Business prior to the Closing Date;

        (j) payroll obligations of the Business in respect of periods prior to the Closing Date;

        (k) obligations under any Seller Benefit Plan, except as specifically provided in Section 2.3(d) and Article 6;

        (l)  the Liabilities, if any, listed on Schedule 2.4;

        (m) any claims by any of the directors, officers, employees or shareholders of the Sellers relating to this Master Agreement or its performance or consummation, or any claims by any of them relating to or arising out of:

             (i) their employment (including without limitation any modification or termination thereof by Sellers);

             (ii)   any employment contract; or

             (iii)  any pension or other benefit liabilities of Sellers to the extent such claims relate to periods prior to the Closing Date; and

        (n) any other Liabilities (whether contingent, actual or contractual), obligations, claims, or commitments, disclosed or undisclosed, of Sellers which are not assumed by Buyer under this Agreement.

For the avoidance of doubt, none of the liabilities and obligations of the Foreign Subsidiaries which are identified on the Closing Financial Statements shall constitute "Excluded Liabilities".

                                   ARTICLE 3

                                  THE CLOSING

     3.1 Place and Date. The closing of the sale and purchase of the Transferred Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m., local time, not later than the fifth business day following the satisfaction or waiver of the conditions referred to in Articles 11 and 12 at the offices of Squire, Sanders & Dempsey L.L.P., 1201 Pennsylvania Avenue, N.W., Washington, D.C. or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is sometimes referred to herein as the "Closing Date." Notwithstanding the actual time of Closing on the Closing Date, the Closing shall be deemed to have occurred as of 12:01 a.m. local time, on the day of the Closing.

     3.2 Purchase Price. On the terms and subject to the conditions set forth in this Master Agreement, at Closing, Buyer shall pay to Sellers the sum of (i) U.S. $ 30,000,000.00 plus (ii) any amounts incurred by Sellers in connection with severance obligations and retention obligations due to employees terminated by Sellers and not offered employment by Buyer or Buyer Designee pursuant to Section 6.1 (the "Purchase Price"), less the sum of
(i) any cash Deposit and (ii) the Holdback Amount, by wire transfer of immediately available funds to an account or accounts designated by Kaiser. The Purchase Price is subject to adjustment pursuant to Section 3.8.

     3.3 Deposit. Upon execution of this Master Agreement, Buyer shall pay to Sellers $900,000 (the "Deposit") by wire transfer of immediately available funds to an account designated by Kaiser where it shall be held in a segregated interest-bearing escrow account until Closing. In lieu of a Deposit, Buyer may, in its sole discretion, deliver a letter of credit in a form reasonably satisfactory to Kaiser from a commercial bank in the United States acceptable to Kaiser and in an amount equal to the Deposit. At Closing, the Deposit, if paid in cash, shall be applied to the Purchase Price.

     3.4  Allocation of Purchase Price.

         (a) The allocation of the Purchase Price to the Transferred Assets and post-Closing Tax treatment of the transaction shall be in accordance with
     Section 1060 of the Code and shall be reported on IRS Form 8594. Neither party shall assert any position inconsistent therewith at any time after the Closing.

         (b) Within 60 days after the determination of the final Closing Date Working Capital Statement in accordance with Section 3.8, Buyer will provide to Kaiser copies of IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the consideration received by Sellers with respect to the Transferred Assets. Within 60 days after the receipt of such statement, Kaiser may propose to Buyer any changes to such statement. Buyer and Kaiser agree to cooperate in determining a mutually acceptable allocation of the Purchase Price and will not file inconsistent allocations or take inconsistent positions on any Tax Return or in any Taxation proceeding or litigation.

     3.5 Deliveries. At the Closing, (a) Buyer shall deliver to or as directed by Kaiser the Purchase Price and the agreements, instruments of assumption, certificates and other documents required to be delivered by Buyer pursuant to
Article 12 and (b) Sellers shall deliver to Buyer the agreements, instruments of transfer, certificates and other documents required to be delivered by Sellers pursuant to Article 11.

     3.6 Closing Financial Statements. On the Closing Date, Kaiser shall deliver to Buyer an updated set of financial statements similar to the Financial Statements (the "Closing Financial Statements"), prepared as of the most recent available accounting period ended prior to the Closing. The Closing Financial Statements shall be prepared in a manner consistent with the Financial Statements and the terms of this Master Agreement and shall reflect the Transferred Assets and Assumed Liabilities as of the date reflected thereon.

     3.7 Consents of Third Parties. Notwithstanding anything to the contrary in this Master Agreement, this Master Agreement shall not constitute an agreement to assign or transfer any Consent from a Governmental Authority, instrument, contract (including the Assumed Contracts), lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, to the extent that such assignment or transfer or an attempt to make such an assignment or transfer cannot be made pursuant to Section 365 of the Bankruptcy Code without the consent or approval of a third party. In the event any such consent or approval is not obtained on or prior to the Closing Date, the applicable Seller shall: (i) continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing until such time as such consent or approval has been obtained without any material third-party cost to Buyer; (ii) hold such Consent from a Governmental Authority, instrument, contract, lease, permit or other agreement or arrangement on behalf of Buyer;
(iii) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement, including performance by such Seller, as agent, and (iv) enforce and perform for the account of Buyer any rights of such Seller arising from such Consent from a Governmental Authority, instrument, contract, lease, permit or other agreement or arrangement, provided that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

     3.8  Post-Closing Adjustment.

          (a) The Purchase Price will be reduced, dollar for dollar, following the Closing to the extent that the Working Capital of the Business as of the Closing Date (the "Closing Date Working Capital") as identified on the final Closing Date Working Capital Statement is less than the difference between (i) $5,700,000 minus (ii) any amount paid by Sellers with the approval of Buyer in connection with the termination of personal property lease obligations (the "Minimum Working Capital"). For purposes of this Agreement, the term "Working Capital" shall mean the difference between (i) the sum of accounts receivable and other current assets of the Business, minus (ii) the sum of current liabilities of the Business. For the avoidance of doubt, the parties hereto agree that Transfer Taxes that are the subject of Section 9.6 hereof shall be excluded from the computation of such adjustment.

         (b) The Closing Date Working Capital Statement will be prepared by Buyer from the books of account of the Business as of the Closing Date. The Closing Date Working Capital Statement shall be prepared in accordance with GAAP and consistent with the practices of Sellers used in the preparation of the Closing Financial Statements. Buyer will deliver the Closing Date Working Capital Statement to Sellers not later than 30 days after the Closing Date. If Buyer fails to deliver the Closing Date Working Capital Statement to Sellers during such 30-day period, then Sellers shall be entitled to receive from Buyer, and Buyer shall pay to Sellers, the entire Holdback Amount, plus interest as computed pursuant to Section 3.8(e).

         (c) Buyer will give representatives of Sellers access to the premises of the Business, to its books and records and Sellers access to the appropriate personnel of Buyer for purposes of confirming the Closing Date Working Capital Statement. Unless Sellers notify Buyer in writing that there is a disagreement with the Closing Date Working Capital Statement within 30 days after receipt thereof, the Closing Date Working Capital Statement shall be conclusive and binding on Buyer and Sellers and deemed final.

         (d) If Sellers notify Buyer in writing of a disagreement with the Closing Date Working Capital Statement within such 30-day period, then Buyer and Sellers shall attempt to resolve their differences with respect thereto within 10 days after Buyer's receipt of Sellers' written notice of disagreement. Any dispute regarding the Closing Date Working Capital Statement not resolved by Buyer and Sellers within such 10-day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating Sellers' and Buyer's principal outside accountants and one additional firm designated as objectionable by each of Sellers and Buyer. The determination by the accounting firm so selected of the Closing Date Working Capital Statement (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the parties and deemed final. The fees and expenses of such accounting firm in acting under this Section 3.8 shall be shared equally by Buyer and Sellers.

         (e) If the Closing Date Working Capital identified on the final Closing Date Working Capital Statement is not less than the Minimum Working Capital, then Buyer shall pay the entire Holdback Amount to Sellers, plus 5% per annum on the Holdback Amount for the period from the Closing Date up to the date of Sellers' receipt of such amounts. If the Closing Date Working Capital identified on the final Closing Date Working Capital Statement is less than the Minimum Working Capital, Buyer shall be entitled to retain the Holdback Amount up to the amount of any such shortfall in Minimum Working Capital (and Sellers shall not be liable for any further shortfall), and shall remit any remaining balance of the Holdback Amount to Sellers, plus 5% per annum on such portion of the Holdback Amount for the period from the Closing Date up to the date of Sellers' receipt of such amounts. Payment shall be made by the party obligated to make such payment not more than 5 business days following the determination of the final Closing Date Working Capital Statement pursuant to Section 3.8(d) or (e) in the manner described in Section 3.2.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF KAISER

     Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Master Agreement shall be deemed to have been disclosed with respect to all sections of this Master Agreement), and subject to the limitations contained in Section 14.1, as of the date of this Master Agreement, Kaiser makes to Buyer the following representations and warranties.

     4.1 Organization, Standing, Etc. of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to carry on the Business as currently conducted by it and to own or lease and to operate the properties of the Business used by it. Each

Seller is qualified to do business in each state of the United States in which the Business is conducted that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Business. For the purposes of the Transaction Documents, a "Material Adverse Effect on the Business" means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances, constitutes a material adverse change in, or has a material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Business taken as a whole.

     4.2   Corporate Authorization; Enforceability.

     (a) Subject to approval by the Bankruptcy Court, the execution, delivery and performance of this Master Agreement and all other documents executed or to be executed pursuant to this Master Agreement by any Seller, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of each Seller. Subject to approval by the Bankruptcy Court, this Master Agreement and the Ancillary Agreements executed or to be executed by a Seller have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of each such Seller.

           (b) Subject to approval by the Bankruptcy Court, this Master Agreement and each Ancillary Agreement executed or to be executed by a Seller constitutes, or at the time executed by a Seller will constitute, the valid and legally binding obligation of each such Seller, enforceable in accordance with its terms.

     4.3 Charters and Bylaws; No Conflict; Capitalization of Transferred Subsidiary

           (a) Copies of the charters and bylaws and other organizational documents of the Sellers have been made previously available to Buyer, and each such copy is true, correct and complete.

           (b) Except as set forth in Schedule 4.3(b) and assuming the filing of the Bankruptcy Case, neither the execution and delivery of this Master Agreement or the Ancillary Agreements executed or to be executed by Sellers, nor the consummation of the Contemplated Transactions will (i) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which any of the Sellers is a party or by which it is bound or to which any of its assets is subject, (ii) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws (or other charter documents) of a Seller, or a default under or violation of any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or (iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which a Seller is subject, and which, in each of clauses (i), (ii) and (iii) above, would have a Material Adverse Effect on the Business.

           (c) Schedule 4.3(c) sets forth the authorized and outstanding capital stock of the Transferred Subsidiary and all such capital stock is owned beneficially and of record by the Sellers in the percentages set forth on Schedule 4.3(c). Except as set forth on Schedule 4.3(c), the Transferred Subsidiary does not have any outstanding securities convertible into or exercisable for any shares of its capital stock, nor does it have any outstanding rights to subscribe for or to purchase, or any options for the purchase, or any arrangements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

     4.4 Authorizations and Consents. Except as set forth on Schedule 4.4, no Consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party are required to be obtained or made by any Seller in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or any Ancillary Agreement, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) Bankruptcy Court approval, and (c) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Business.

     4.5 Financial Statements. Kaiser has delivered to Buyer the following financial statements, each as of March 31, 2000 (the "Financial Statements Date"): (a) pro forma statements of the Transferred Assets and Assumed Liabilities, other than those of the Foreign Subsidiaries, (b) balance sheets for the Foreign Subsidiaries; and (c) related statements of revenue and direct expense for the period January 1, 2000 through March 31, 2000 (such statements hereinafter being referred to as the "Financial Statements"). Except as set forth on Schedule 4.5, the Financial Statements have been prepared in accordance with the accounting records and policies of Kaiser and with GAAP, and reasonably present in all material respects the Transferred Assets and the Assumed Liabilities of the Business as of the dates thereof.

     4.6 Absence of Certain Changes or Events. Since the Financial Statements Date, each Seller has conducted its operations related to the Business in the ordinary course of business except: (i) as set forth on Schedule 4.6, (ii) the filing of the Bankruptcy Case and any actions taken in connection therewith, and
(iii) activities related to the Contemplated Transactions.

     4.7   Title to Transferred Assets.

           (a) Except as set forth on Schedule 4.7(a), and except for real and personal property subject to valid leases, each Seller has good and marketable title to or other valid ownership rights in the Transferred Assets, other than liens and encumbrances which will be released or discharged on or prior to the Closing Date. This Section 4.7 does not apply to the Transferred Intellectual Property.

           (b) Schedule 4.7(b) sets forth all personal property leases which constitute Assumed Contracts. There exist no defaults by any Seller (except for defaults resulting from the commencement of the Bankruptcy Case) or, to Sellers' Knowledge, any default or threatened material default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges of any Seller under an Assumed Contract and which reasonably could be expected to have a Material Adverse Effect on the Business. Except as provided on Schedule 4.7(b), the assumption by Buyer of such personal property leases and the consummation of the Contemplated Transactions shall not result in any default under any such lease or impose any penalty on Buyer which could reasonably be expected to cause a Material Adverse Effect on the Business. Except as set forth on Schedule 4.7(b), Sellers have obtained any Consent necessary under any personal property lease to enter into the Contemplated Transactions.

     4.8   Transferred Intellectual Property.

           (a) The Sellers own, or are licensed or otherwise possess the right to use, all the Transferred Intellectual Property, and the Transferred Intellectual Property, together with the Excluded Intellectual Property, is all the intellectual property necessary to conduct the Business in the manner as currently conducted by the Sellers in all material respects.

           (b) Schedule 2.1(c) includes a list of patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Transferred Intellectual Property.

           (c) To the Sellers' Knowledge, except as set forth on Schedule 4.8(c), no claims with respect to the Transferred Intellectual Property have been asserted and are pending or have been overtly threatened as of the date of this Master Agreement (i) to the effect that the sale, licensing or use of any of the products of the Business infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (ii) against the use by any Seller of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Business as currently conducted, or (iii) challenging the ownership or use by any Seller or any of the Transferred Intellectual Property that any Seller purports to own or use, nor, to Sellers' Knowledge, is there a valid basis for such a claim described in this Section 4.8(c).

           (d) None of the Transferred Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency which would impair the ability of the Buyer to utilize the Transferred Intellectual Property or otherwise impair its value in any manner which could reasonably be expected to result in a Material Adverse Effect on the Business.

     4.9 Assumed Contracts. Kaiser has made available to Buyer a copy or description of all outstanding active Contracts constituting:

           (a)   All customer contracts and open purchase orders of the Business
     (i) with a reasonably expected value in excess of $250,000 per annum, (ii) providing for loss sharing or indemnification other than for damages resulting from the negligence or willful misconduct in the performance of the contract by the contracting Seller, or (iii) anticipated to result in a loss to Seller which could reasonably be expected to have a Material Adverse Effect on the Business;

           (b) All pending bids for customer contracts with a reasonably expected value in excess of $250,000 per annum;

           (c) All outstanding contracts with the officers, directors and employees of Seller relating to the Business and providing for total consideration in excess of $80,000 per annum, other than contracts which by their terms are cancelable by Seller with notice of not more than 30 days (except as required by any state laws) and without cancellation penalties or severance payments;

           (d) All collective bargaining agreements applicable to the Business;

           (e) All consulting agreements in excess of $50,000 to which any of the Sellers is a party in connection with the conduct of the Business;

           (f) All joint venture, teaming and similar arrangements to which the Sellers are parties in connection with the Business;

           (g) All agreements for the purchase by a Seller of equipment specific to the Business involving outstanding commitments in excess of $250,000;

           (h) All notes and installment obligations and other instruments and contracts specific to the Business and relating to any borrowing of, or issuance of letters of credit for, an amount in excess of $250,000 by one or more Sellers;

           (i) All leases of real property or leases of personal property involving payments of more than $50,000 per annum to be assumed by Buyer; and

           (j) All agreements materially limiting the freedom to compete in the Business with any Person or other entity or in any geographical area.

A list or description of each of the items described above (the "Material Contracts") is set forth on Schedule 4.9. As of the date of this Master Agreement, except as disclosed on Schedule 4.9, all Material Contracts are in full force and effect.

     4.10 Litigation. Except as set forth on Schedules 4.10 and 4.12 and other than the Bankruptcy Case, there are no actions, suits, proceedings or governmental investigations pending against any Seller or, to Sellers' Knowledge, overtly threatened, involving the Business or the Transferred Assets, at law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved on or since March 31, 2000, that could reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date. As of the date of this Master Agreement, no Seller is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date.

     4.11  Licenses and Permits.

           (a) Each Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by the Sellers prior to the date hereof (collectively "Permits") except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Business, including the Permits identified on Schedule 4.11(a) hereto.

           (b) Except as set forth on Schedule 4.11(b), (i) each of said Permits is in full force and effect, (ii) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Business, (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, and to Sellers' Knowledge, investigations or proceedings, adversely affecting any of said Permits, which could reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date, and (iv) to Sellers' Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Sellers make no representation or warranty with respect to the transferability of the Permits to Buyer.

     4.12 Environmental Compliance. Except as set forth in Schedule 4.12, the conduct of the Business has at all times complied and currently complies with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect on the Business. As it relates to the Business and except as set forth in Schedule 4.12: (i) no Seller has arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of any Hazardous Material on any third party property that has resulted or may reasonably be expected to result, individually or in the aggregate, in any liability which could reasonably be expected to result in a Material Adverse Effect on the Business; (ii) no Seller has exposed any employee or third party to any Hazardous Material or condition that has resulted or may reasonably be expected to result, individually or in the aggregate, in any liability which could reasonably be expected to result in a Material Adverse Effect on the Business; (iii) no Seller has received any notice, demand, letter, claim or request for information relating to the Business which alleges violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims, or to Seller's Knowledge, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law; and (iv) no Seller has entered into any indemnity agreements or other contracts in which it has agreed to assume the liabilities of any other party for which a Seller was not already liable under any Environmental Law. "Environmental Laws" shall mean all applicable U.S. and foreign federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the Environmental Protection Agency and all other applicable Governmental Authorities.

     4.13 Absence of Certain Business Practices. No Seller nor any officer or employee of any Seller, or to Sellers' Knowledge any other Person acting on their behalf, has, directly or indirectly, since the date of formation of such Seller, respectively, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business in connection with the conduct of the Business (a) which subjected or could reasonably be expected to have subjected a Seller to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not given in the past, could reasonably be expected to have had a Material Adverse Effect on the Business, (c) which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the Business or subject a Seller to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Tax Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     4.14  Personnel Matters.

           (a) Sellers have heretofore provided to Buyer a list of all employees

                 (i)   located at the Transferred Facilities,

                 (ii) employed by the Transferred Subsidiary and each of the Foreign Subsidiaries, or

                 (iii) who are primarily engaged in the Business,

     and for all of which Buyer will be responsible pursuant to Section 2.3(d) and Article 6 (such employees being collectively referred to herein as "Employees of the Business"), which list is attached hereto as Schedule 4.14(a), and their respective job titles and current salaries or wages.

           (b) Except as set forth on Schedule 4.14(b), there are no documented material employment-related disputes, grievances, or disciplinary actions pending or, to Sellers' Knowledge, threatened, by or between any of the Sellers and any Employees of the Business.

           (c) All currently effective personnel policies and manuals of the Sellers are listed on Schedule 4.14(c) and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyer.

     4.15 Labor Matters. This Section 4.15 does not extend to the subject matter of Section 4.16. Except as set forth on Schedule 4.15, in relation to the conduct of the Business:

           (a) No Seller is obligated by, or subject to, any order of the U.S. National Labor Relations Board or other foreign or U.S. labor board or administration, or any unfair labor practice decision, nor, to Sellers' Knowledge, is there any valid basis for such an order.

           (b) No Seller is a party or is subject to any pending or, to Sellers' Knowledge, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees, nor, to Seller's Knowledge, is there any valid basis for any proceeding described in this
     Section 4.15(b). No Seller has received any notice that any labor representation request is pending or is threatened with respect to Employees of the Business.

           (c) Each Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

           (d) To Sellers' Knowledge, no Employees of the Business or former employee of any Seller has any claim against any Seller (whether under Applicable Law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Benefit Arrangement (as such term is defined in Section 4.16.1(a))) for a period other than the current payroll period; or (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year of Sellers and accrued on the Closing Financial Statements. Except for those liabilities that constitute Assumed Liabilities, Buyer shall have no liability for any claims identified in this Section 4.15(d).

     4.16  Seller Benefit Plans.

           4.16.1  United States.

           (a) Schedule 4.16.1(a) sets forth each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan") and employee pension benefit plan, as defined in Section 3(2) of ERISA (a "Pension Plan") relating to the Business, as well as consulting, deferred compensation, employment agreement, severance, vacation, holiday, sickness, educational assistance, insurance, incentive compensation and bonus plans, programs and arrangement (a "Benefit Arrangement"), under which Sellers have any obligation with respect to any employee, former employee, director or beneficiary of the Business, (collectively, the "Plans"). Except as set forth in Schedule 4.16.1 (a) attached hereto, Sellers have furnished to Buyer true and correct copies of documents evidencing the Plans, including all amendments thereto.

           (b) Except as set forth on Schedule 4.16.1(b) attached hereto, none of the Pension Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA, and neither Sellers nor any entity which is required to be treated as a single employer with Sellers pursuant to Section 414(b) or (c) of the Tax Code (an "ERISA Affiliate") has maintained or sponsored, has been required to contribute to, has terminated or withdrawn (either completely or partially) from, any such multi-employer plan and no withdrawal liability (as defined in Section 4201, 4063 or 4064 or ERISA) has been incurred by Sellers or an ERISA Affiliate with respect to any defined benefit plan or multi-employer plan, and there is no basis to anticipate that any demand for payment of any withdrawal liability will be made upon Sellers or an ERISA Affiliate. None of the Plans and no Pension Plan maintained by an ERISA Affiliate is subject to Title IV of ERISA or Section 412 of the Tax Code and during the six (6) year period preceding the Closing Date, neither Sellers nor any ERISA Affiliate has incurred any liability under Title IV of ERISA which has not been satisfied. Neither Sellers nor any ERISA Affiliate has terminated any defined benefit pension plan subject to Title IV of ERISA during the six (6) year period preceding the Closing Date for which Sellers or an ERISA Affiliate has not received a favorable determination letter from the Internal Revenue Service, a copy of which has been provided to Buyer by Sellers.

           (c) The Plans have been administered in compliance with their terms and with all filing, reporting, disclosure, and other requirements of ERISA and the Tax Code. Each Plan which is a group health plan (within the meaning of Section 4980B(g)(2) of the Tax Code) has complied at all times with the health care continuation coverage requirements of Section 4980B of the Tax Code and Part 6 of Title I of ERISA and the group health plan portability access and renewability requirements of Sections 9801 et seq. of the Tax Code and Part 7 of Title I of ERISA. Each Plan (together with its related funding instrument) which is a Pension Plan is qualified under
     Section 401 of the Tax Code and the regulations issued thereunder, and has been so qualified from the date of its adoption to the date of this Agreement, and each such Plan and its related funding instrument have been the subject of a favorable determination letter issued by the Internal Revenue Service to the effect that such Plan and funding instrument are so qualified. A copy of each determination letter, which has been issued by the Internal Revenue Service and which is in Sellers' possession with respect to each Plan which is a Pension Plan, has been provided to Buyer by Sellers.

           (d) Except as set forth on Schedule 4.16.1(d), none of the Plans which is a Welfare Plan provides benefits to retirees or other former employees of Sellers, regardless of whether such benefits are vested, and except as set forth on Schedule 4.16.1(d) Sellers have not terminated any employee welfare benefit plan providing benefits to retirees.

           (e) Neither Sellers nor any ERISA Affiliate nor any of their employees or directors, nor any plan fiduciary of any of the Pension Plans, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Tax Code) for which no exemption exists under Section 4975(d) of the Tax Code and which could subject any of the Plans or any fiduciary of any of the Plans to any tax or penalty imposed by Section 4975 of the Tax Code or 502 of ERISA, and no "reportable event" (as defined in Section 4043 of ERISA and the regulations promulgated thereunder), other than such as may arise out of the communication of the transactions contemplated by the Agreement, has occurred in connection with any Pension Plan.

           (f) Except as set forth in Schedule 4.16.1(f), other than routine claims for benefits made in the ordinary course of business, there are no claims, investigations or causes of action ("Claims") pending or, to Sellers' Knowledge, threatened against any Plan or fiduciary of any such Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any such Plan, and there is no basis to anticipate that any such Claim will be made.

           (g) No Pension Plan is subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Seller or any ERISA Affiliate with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Kaiser or any ERISA Affiliate. All contributions required to be made by any ERISA Affiliate to any employee benefit plan subject to Section 412 of the Tax Code or Section 302 of ERISA have been timely made. No employee benefit plan subject to Section 412 of the Tax Code sponsored, maintained or contributed to by any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Tax Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

           (h) Except as set forth in Schedule 4.16.1(h), Sellers have provided to Buyer a copy of all related trust agreements and any amendment thereto together with the three most recent annual Form 5500 reports, the most recent summary plan description and any subsequent summary of material modification, the three most recent summary annual reports, any insurance contracts, and any employee handbooks, manuals and policy statements relating to the Plans.

           (i) Sellers have not made employer contributions, other than elective tax-deferred contributions and employer matching contributions on behalf of participants, to the Plans which are Pension Plans for the 1999 and 2000 plan years.

           (j) Except as set forth on Schedule 4.16.1(j), neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will terminate or modify, or give a third person a right to terminate or modify, the provisions or terms of any Plan, and will not constitute a stated triggered event under any Plan that will result in any payment (including parachute payments, severance payments or any similar payments) becoming due to any employees of Sellers.

           4.16.2  Non-U.S. Employee Benefit Plans.

           (a) Except as set forth on Schedule 4.16.2, with respect to all Employees of the Business whose employment is based outside of the United States, none of the Sellers presently maintains, contributes to or has any liability under any non-U.S. bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, disability, stock option, stock purchase, savings, deferred compensation, severance pay or termination pay (to the extent established and formally communicated to employees), welfare or other employee benefit or fringe benefit plan, program or arrangement, excluding any foreign government sponsored or mandated plan, program or arrangement affecting such employees ("Government Sponsored or Mandated Plans"). The plans, programs and arrangements set forth on Schedule 4.16.2, which include a listing of all Government Sponsored or Mandated Plans, are referred to herein as the "Non-U.S. Employee Benefit Plans."

           (b) With respect to each of the Non-U.S. Employee Benefit Plans, Kaiser has made or will, prior to the Closing Date, make, available to Buyer copies of:

                 (i) The plan documents, including any related trust agreements or insurance contracts, including amendments thereto, or a written summary of the terms and conditions of the plan if there is no written plan document.

                 (ii) With respect to any Non-U.S. Employee Benefit Plan
                      maintained primarily for the benefit of employees of a Seller, the most recent actuarial valuations and financial statements, if any.

           (c) The Non-U.S. Employee Benefit Plans and Government Sponsored or Mandated Plans administered by Sellers have been administered and are in compliance with all material requirements of Applicable Law and the terms of each such plan; any Non-U.S. Employee Benefit Plan which is intended to be qualified under applicable law or registered or approved by a Governmental Authority has been determined to be so qualified, registered or approved by the appropriate Governmental Authority; and to the Sellers' Knowledge, nothing has occurred between the date of the last such determination and the Closing Date to cause the appropriate Governmental Authority to revoke such determination or which would materially adversely affect the continuing qualified, registered or approved status of such Non-U.S. Employee Benefit Plan.

           (d) All contributions (including premiums) required by law or contract to have been paid or accrued, under or with respect to the Non-U.S. Employee Benefit Plans and Government Sponsored or Mandated Plans to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) will have been paid or accrued prior to the Closing Date except to the extent failure to pay or accrue such contributions could not reasonably be expected to have a Material Adverse Effect on the Business.

           (e) The accrued benefits provided under each Non-U.S. Employee Benefit Plan and Government Sponsored or Mandated Plans providing retirement, severance or similar benefits (to the extent established and formally communicated to employees), determined as of the Closing Date, will not exceed the fair market value as of such date of the assets applicable to such Non-U.S. Employee Benefit Plan or Government Sponsored or Mandated Plan, or the book reserve, balance sheet reserve or other reserve with respect thereto as of the Closing Date. Notwithstanding the foregoing, the only amounts so required to be so funded or reserved shall be the amounts required to be funded, reserved or provided for in conformity with generally accepted accounting principles in the applicable country. For this purpose, "accrued benefits" means the present value of all retirement, severance or similar benefits (as described above) under a plan recognizing salary and service to Closing.

           (f) There are no material pending or threatened claims (other than routine claims for benefits), investigations, litigation or other enforcement actions against Sellers or any of their officers, directors, employees or agents, with respect to any of the Non-

     U.S. Employee Benefit Plans, nor is there any other liability with respect to such plans except those incurred in the normal course of operation.

           (g) No material improvement in the benefits accrued or provided under the Non-U.S. Employee Benefit Plans will be made on or before the Closing Date.

     4.17 Insurance. Schedule 4.17 contains a list of all material insurance policies maintained by or on behalf of or covering each Seller in connection with the Business (the "Policies"). Each Seller has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 4.17, as of the date of the Agreement, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by any Seller with respect thereto, and all premiums due thereon have been paid.

     4.18 Powers of Attorney. Except as set forth on Schedule 4.18, none of the Sellers has given any power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any person, firm, or corporation for any purpose whatsoever with respect to the Business.

     4.19 Brokers. With the exception of fees and expenses payable to Raymond James & Associates, Inc. and Jefferies & Co., Inc., which shall be paid by Kaiser, all negotiations relating to this Master Agreement, and the Contemplated Transactions, have been carried on without the participation of any Person acting on behalf of any Seller or such party's Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to any Seller or such party's Affiliates upon consummation of the Contemplated Transactions.

     4.20  Taxes.

           4.20.1  Transferred Subsidiary.  Except as set forth on Schedule
     4.20.1 attached hereto and made a part hereof:

                   (a) the Transferred Subsidiary has, or will have prior to the Closing Date:

                        (i) timely filed, or timely filed extensions with respect to, all federal, foreign, state, and local Tax Returns required to be filed by or with respect to the Transferred Subsidiary prior to the Closing Date and all such Tax Returns are true, complete and correct; and

                        (ii) timely paid in full, or accrued on the Closing
               Financial Statements, all Taxes due, or for which assessments have been received, for all periods ending prior to the Closing Date.

               (b) The Transferred Subsidiary is not a party to any pending action or proceeding, nor, to Sellers' Knowledge, is any action or proceeding threatened by any Governmental Authority for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted or proposed to be asserted against the Transferred Subsidiary, which has not been settled with all amounts due having been paid. There are no matters under discussion with any taxing authority which might result in the assessment of additional Taxes against or relating to the Transferred Subsidiary.

               (c) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against or relating to the Transferred Subsidiary. There are no outstanding powers of attorney enabling any party to represent the Transferred Subsidiary with respect to Tax matters which will not be cancelled prior to Closing.

               (d) All Taxes due from the Transferred Subsidiary with respect to employee income tax withholding, social security taxes, unemployment, and any similar Taxes for all periods ending prior to the Closing Date have been either paid in full prior to the Closing Date or will have been accrued as a liability on the Closing Financial Statements.

               (e) All other Taxes required to have been withheld or collected by the Transferred Subsidiary have been or will have been duly withheld and collected and have been duly paid over to the proper Governmental Authority, or settled or adequately reserved for on the Closing Financial Statements, all as and to the extent prescribed by law.

               (f) The reserves for Taxes on the Financial Statements (excluding any reserves for deferred taxes) are sufficient for the payment of all unpaid Taxes of the Transferred Subsidiary through the dates of such Statements and for all periods prior thereto, including, without limitation, all Taxes, if any, imposed after such dates but in respect of any period or periods prior to the dates of such Statements.

               (g) The Transferred Subsidiary is not a party to any agreement, arrangement, or practice for the sharing of Taxes nor is obligated to indemnify any other party for Taxes.

               (h) There are no liens for Taxes on any asset of the Transferred Subsidiary, other than for Taxes not yet due and payable.

               (i) The Transferred Subsidiary is not a United States real property holding company within the meaning of Section 897(c) of the Tax Code.

               (j) The Transferred Subsidiary is not subject to an agreement or consent under Section 341(f) of the Tax Code.

               (k) The Transferred Subsidiary will not be required to include any adjustment in taxable income for any period ending on or after the Closing Date under Section 481 of the Tax Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending prior to the Closing Date or pursuant to an agreement with a Tax authority with regard to the Tax liability of a Seller or the Transferred Subsidiary for any period ending prior to the Closing Date.

               (l) The Transferred Subsidiary's property is not "tax exempt use property" within the meaning of Section 168(h) of the Tax Code.

               (m) The assets owned by the Transferred Subsidiary are not required to be treated as owned by any other person for federal income tax purposes.

               (n) The Transferred Subsidiary is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

               (o) The Transferred Subsidiary has not entered into any sale-leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 and other Internal Revenue Service guidance (or similar provisions of foreign law).

               (p) The Transferred Subsidiary is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

               (q) The Transferred Subsidiary has withheld prior to Closing, proper and accurate amounts from employees of the Transferred Subsidiary in compliance with all withholding and similar provisions of any and all applicable federal, foreign, state, and local laws, statutes, codes, ordinances, rules, and regulations. All such amounts have been timely remitted to the proper governmental authority as prescribed by law.

               (r) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Transferred Subsidiary that are, or if issued would be, binding on the Transferred Subsidiary.

               (s) Neither the Transferred Subsidiary nor any of the Sellers is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
          Section 280G of the Tax Code.

               (t) The Transferred Subsidiary has not participated in an international boycott as defined in Section 999 of the Tax Code.

               (u) The Transferred Subsidiary is not and has never been a "reporting corporation" subject to the reporting requirements of
          Section 6038A of the Code.

               (v) The Transferred Subsidiary does not have a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

               (w) There are no material elections regarding Taxes affecting the Transferred Subsidiary.

          4.20.2 Sellers other than Transferred Subsidiary. Except as set forth on Schedule 4.20.2, with respect to Taxes:

               (a) Each of Sellers other than the Transferred Subsidiary has properly filed on a timely basis (or timely filed extensions), or so will file, when due, all Tax Returns relating to the Business or the Transferred Assets for all periods prior to the Closing Date. Each such Seller has paid or will pay or finally settle all Taxes shown as due on such Tax Returns.

               (b) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Transferred Assets.

               (c) No Seller other than the Foreign Subsidiaries is a person other than a United States person within the meaning of the Tax Code.

     4.21 Accounts Receivable. The accounts receivable reflected on Sellers' records are valid and existing receivables which arose in the ordinary course of business and are collectible substantially in accordance with their terms and at their recorded amounts, subject to a reserve for bad debts as will be set forth in the Closing Financial Statements.

     4.22 Adequacy of Assets. Except as set forth on Schedule 4.22, the Transferred Assets and the services to be provided pursuant to the terms of the Transition Services Agreement are sufficient for the conduct of the Business on the Closing Date in substantially the same manner in which it has been conducted by Sellers.

     4.23 Intercompany Transactions. Schedule 4.23 contains a list of all material transactions between any Seller, on the one hand, and the Business, on the other hand, that remain executory on the date hereof and all liabilities and obligations of such parties to each other.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Kaiser as set forth below as of the date of this Master Agreement:

     5.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to enter into this Master Agreement and the Ancillary Agreements, to carry out the Contemplated Transactions and to perform its obligations hereunder.

     5.2 Authorization. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer pursuant to this Master

Agreement, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of Buyer. This Master Agreement and the Ancillary Agreements executed or to be executed by Buyer and each Buyer Designee has been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer or any Buyer Designee, as the case may be.

     5.3 Enforceability. This Master Agreement and each Ancillary Agreement constitutes, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer and Buyer Designee, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     5.4 Compliance with Other Instruments and Laws. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer and any Buyer Designee pursuant to this Master Agreement, and the consummation of the Contemplated Transactions, will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer and any Buyer Designee, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer and any Buyer Designee or any of its properties or assets, the result of which, with respect to items identified in clause (b) would materially impair the ability of Buyer or any Buyer Designee to consummate the Contemplated Transactions (a "Material Adverse Effect on Buyer").

     5.5 Authorizations and Consents. Except as set forth on Schedule 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or the Ancillary Agreements, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) Bankruptcy Court approval, and (c) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.5.

     5.6 Litigation. As of the date of this Master Agreement, no action, suit, proceeding or governmental investigation is pending or, to the knowledge of Buyer, threatened, against Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the Contemplated Transactions.

     5.7 Access. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer has had an opportunity to review the assets, books, records and contracts of the Business, and has been given the opportunity to meet with officers and other representatives of Kaiser for the purpose of investigating and obtaining information regarding the Business operations and its financial and legal affairs.

     5.8 Financial Capacity. Buyer, either individually or with its direct and indirect parent companies, has the financial capacity to consummate the Contemplated Transactions. Buyer has heretofore provided to Kaiser an accurate written explanation of the means by which Buyer plans to finance the Contemplated Transactions.

     5.9 Brokers. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Contemplated Transactions.

     5.10 Buyer Awareness. Buyer is not aware of any fact, circumstance or condition which would constitute a breach of any representation or warranty of Kaiser contained in this Master Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Business.


                                   ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

     6.1 Transferee Employees. Effective as of the Closing Date, Sellers shall terminate or cause to be terminated the employment of the Employees of the Business, other than the employees of the Foreign Subsidiaries, and Buyer, Buyer Designee or one of their Subsidiaries shall offer employment to all Employees of the Business other than those employees identified by Buyer to Sellers not less than five days prior to the Closing Date ("Terminated Employees") whose employment is so terminated effective as of the time of their termination of employment with Sellers, including all employees who are not actively at work on the Closing Date due to short-term disability, layoff, military service or other authorized leave of absence. All such employees who accept Buyer's offer of employment and all employees of Foreign Subsidiaries shall be referred to herein as "Transferee Employees." Transferee Employees shall become eligible to participate in the employee benefit plans and arrangements maintained by Buyer, including severance benefit, in the same manner as similarly situated employees of Buyer. Except as otherwise provided herein, Sellers shall be responsible for (by payment or accrual on the Closing Financial Statements) wages, salaries and benefits (including vacations) of employees until they become Transferee Employees.

     6.2 Severance Obligations. Following the Closing, Terminated Employees shall receive severance and accrued vacation benefits, if any, under the Welfare Plans and Benefit Arrangements of Sellers and Buyer shall reimburse Sellers at Closing for the payment of any such amounts which may be due pursuant to Section
3.2. Notwithstanding anything contained herein to the contrary, Buyer shall have no payment obligation to any Employee of the Business who is, in good faith, offered employment by Buyer and does not accept such employment. For purposes of this Section 6.2, a "good faith" offer shall mean an offer that includes (i) a salary of not less than 95% of an employee's current salary, (ii) employment within 50 miles of an employee's current work location or place of residence, and (iii) a position comparable to an employee's current position. Buyer acknowledges that it has not informed Sellers of any planned or contemplated decisions or actions by Buyer or one of its subsidiaries that would require service of notice under the WARN Act.

     6.3 COBRA Obligations. Buyer shall be solely responsible for any obligations for continuation coverage under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA with respect to Employees of the Business.

     6.4   Plans, Benefits and Policies.

           (a) Except as otherwise provided herein, Buyer and its Subsidiaries shall, as of the Closing Date, adopt and provide Transferee Employees whose employment is based in the United States with compensation, Pension Plans, Welfare Plans, and Benefit Arrangements substantially equivalent in the aggregate to Buyer's compensation, Pension Plans, Welfare Plans, and Benefit Arrangements maintained for similarly situated employees of Buyer.

           (b) Buyer and its Subsidiaries shall credit Transferee Employees with service with Sellers (and predecessors of Sellers) for purposes of vesting, eligibility and the determination of benefits under vacation and severance pay plans. The Sellers shall take all necessary actions to fully vest all Employees of the Business in their benefits under any Pension Plan maintained by a Seller as of the Closing Date.

           (c) The Sellers shall not take any action that will cause Buyer to be or become a successor corporation with respect to any Pension Plan maintained by a Seller as of the Closing Date.

           (d) The Sellers shall take all necessary actions to cause a distributable event under Section 401(k)(10) of the Tax Code with respect to Employees of the Business who participate in a Pension Plan of the Sellers that permits contributions under Section 401(k) of the Tax Code.

           (e) Except as otherwise provided herein, as of the Closing Date all Transferee Employees whose employment is based in the United States shall cease participation in Plans of Sellers.

           (f) Sellers or the applicable employee benefit programs administered by Sellers shall be responsible for benefits accrued or claims incurred prior to the Closing Date with respect to Transferee Employees and their eligible dependents in accordance with the provisions of the applicable Sellers' employee benefit programs with respect to: (i) disability benefits, both long-term and short-term, for disabilities that commenced before the Closing Date; (ii) benefits for confinements covered under Sellers' medical plans that commenced before the Closing Date; (iii) health care benefits for services rendered or materials received under Sellers' medical plans before the Closing Date; and (iv) worker's compensation benefits for disabilities resulting from an accident or occurrence while employed by a Seller or a Subsidiary of a Seller or a predecessor thereof which occurred prior to the Closing Date.

           (g) After Closing, (i) Buyer and Sellers shall cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party, and (ii) welfare benefits shall be provided to the Transferee Employees for a limited period of time pursuant to the provisions of the Transition Services Agreement.

           (h) No provision in this Section 6.4 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Kaiser, any Seller or any of their Affiliates.

     6.5   Foreign Employees.    As of the Closing Date Buyer shall provide
benefit plans for Transferee Employees whose employment is based outside the U.S. which are reasonably equivalent, in the aggregate, to those provided by Sellers immediately prior to the Closing Date, subject to the right of Buyer, Buyer Designee and their Subsidiaries to amend or terminate such benefit plans. For the avoidance of doubt and without derogation of any other provision hereof, Buyer agrees that it will indemnify and hold harmless Sellers for all Liabilities and obligations owed by each Foreign Subsidiary to or for the benefit or account of such foreign employees to the extent that such Liabilities and obligations exceed the amount of Sellers' liability therefor had the capital stock of the Foreign Subsidiaries been transferred to Buyer rather than assets.

     6.6 Bonuses. Sellers and Buyer agree that Employees of the Business who become Transferee Employees shall be enrolled in Buyer's bonus programs as of the Closing Date. Buyer shall be liable for bonuses accruing prior to the Closing Date to the extent of the aggregate accrual amount identified on the Closing Financial Statements. Kaiser shall schedule such bonus accrual on
Schedule 6.6. identifying each employee entitled to a bonus and the bonus accrual for such employee.


                                   ARTICLE 7


                              COVENANTS OF SELLERS

     7.1   Conduct of Business.

           (a) Except as set forth on Schedule 7.1 or as may be otherwise expressly permitted by this Master Agreement or with the prior written consent of Buyer, and subject to any order of the Bankruptcy Court which shall take precedence over any provision of this Master Agreement, from the date hereof and prior to the Closing, Kaiser will, and will cause each Seller to: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Business; and (iv) use commercially reasonable efforts to preserve each Seller's relationships with its suppliers, customers, licensors and licensees and others having business dealings with any Seller relating to the Business.

           (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Master Agreement or ordered by the Bankruptcy Court or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing, Kaiser shall not permit any Seller, with respect to the Business, to:

                 (i) enter into any material transaction in connection with the Business outside the ordinary course of business;

                 (ii) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Master Agreement;

                 (iii) sell, lease, transfer, mortgage or assign any of the Transferred Assets, tangible or intangible, other than in the ordinary course of business;

                 (iv) cancel, compromise, knowingly waive or lease any material right or claim (or series of related rights and claims), outside the ordinary course of business;

                 (v) make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee of the Business, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to Employees of the Business and payments pursuant to any Retention Arrangements;

                 (vi) enter into any Contract with a customer providing for the provision of more than $250,000 of goods and/or services or submit a binding offer or bid with respect to any such work;

                 (vii) enter into any joint venture, risk-sharing, indemnification or other agreement or commitment of similar effect outside of the ordinary course of business; and

                 (viii) agree to do any of the foregoing.

           (c) In the event that any of Sellers wishes to engage in any act which falls within the provisions of Section 7.1(b), such Seller shall provide notice thereof to Buyer who shall advise such Seller within three business days of any objection Buyer has with such action. In the event that Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

           (d) Notwithstanding anything to the contrary contained herein, (i) at any time prior to the Closing, Sellers may cause any asset of the Transferred Subsidiary that would not be included in the Transferred Assets if the assets, rather than the stock, of such Subsidiary were being conveyed hereunder, to be transferred to Kaiser or one or more of its Subsidiaries, and (ii) prior to the Closing, Kaiser shall remove from the books of the Transferred Subsidiary any inter-company receivable or inter-company payable, so that at and after the Closing the Transferred Subsidiary shall not owe, or have the right to receive from, Kaiser or any of its other Subsidiaries any amount for goods, services or cash advanced or other extensions of credit provided prior to the Closing.

     7.2   Use of Business Names by Buyer.

           (a) Buyer acknowledges that Sellers have the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "Kaiser" or "Kaiser Engineers" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating "Kaiser" or "Kaiser Engineers" or any similar Name. All rights of Sellers and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Sellers. Buyer agrees that it will not, and will cause the Business not to, use the Kaiser or Kaiser Engineers Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by subsection (b) of this Section 7.2.

           (b) For a period of six months from the Closing Date or, with respect to any Assumed Contract obligation that requires a novation by the U.S. Government, until such contract is novated (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, to Buyer, the right to use the Kaiser and Kaiser Engineers Logos and the Kaiser and Kaiser Engineers Names in connection with the operation of the Business as currently conducted including, during the Window Period, to (i) market and sell all such services and products produced by the Business and (ii) use any other assets on hand included in the Transferred Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the Kaiser and Kaiser Engineers Names or Kaiser and Kaiser Engineers Logos (provided, however, that Buyer shall use its commercially reasonable efforts to cease its use of the Kaiser and Kaiser Engineers Names and the Kaiser and Kaiser Engineers Logos within the Window Period). Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the Kaiser and Kaiser Engineers Names and the Kaiser and Kaiser Engineers Logos incorporating such Names and remove or obliterate such Names and the Kaiser and Kaiser Engineers Logos from any products or other assets and clearly and prominently mark the new name of the Business thereon, except to the extent provided pursuant to the Kaiser Trademark License Agreement. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with any Seller or any of its Affiliates.

     7.3 Access. Subject to reasonable notice and as permitted by law, each Seller shall afford to Buyer and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Business and, during such period, each Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request (including without limitation for the purpose of preparing the Closing Date Working Capital Statement). Each Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, each Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.3 as confidential in compliance with Section 9.10.

     7.4   Non-Competition.

           (a) Sellers agree that, as part of the consideration for the payment by Buyer of the Purchase Price, for a period of three (3) years immediately following the Closing Date, none of Sellers nor any of their divisions or Affiliates will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which performs services in competition with the Business. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 10% of any class of such securities shall not be considered to be competition with Buyer, and engaging in the activities identified in Section 2.2(q) of this Master Agreement and contracts resulting therefrom, and engaging in any bids for and/or contracts with the Federal government (other than as related to the subject matter of any Assumed Contracts) shall also not be considered to be competition with Buyer.

           (b) Further, Sellers agree that for a period of two (2) years following the Closing Date none of Sellers nor any of their Affiliates will induce any of the Transferee Employees hired by Buyer on the Closing Date to terminate his or her relationship with Buyer and to work in a business that competes with the Business.

           (c) Each of Sellers and Buyer acknowledges that the restrictions on its activities under Sections 7.4(a) and (b) hereof (as the case may be) are necessary for the reasonable protection of Buyer and Sellers (as the case may be) and constitute a material inducement to Buyer's entering into and performing this Master Agreement. Each of Sellers and Buyer further acknowledges, stipulates and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to the other party for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, the other party and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.

           (d) For the avoidance of doubt, Buyer acknowledges that the restrictions imposed in Section 7.4(a) and (b) shall only apply to Kaiser and its Subsidiaries, but shall not impose any restrictions on the activities of any other Person, including, without limitation, a Person which purchases assets (including the capital stock of Subsidiaries) of Kaiser or its Subsidiaries, or any such purchaser's Subsidiaries, or any investor in, or purchaser of, Kaiser and/or any of its Subsidiaries, or any Affiliate of any such investor other than Kaiser and its Subsidiaries.

     7.5 Acquisition Proposals. Kaiser specifically agrees that neither Sellers nor any representative acting on their behalf shall solicit any offer from any third party with respect to the disposition of all or a substantial part of the assets of the Business unless required by the Bankruptcy Court or unless Kaiser receives an opinion from nationally recognized bankruptcy counsel to the effect that Kaiser and Sellers have a fiduciary duty to take such action.


                                   ARTICLE 8


                               COVENANTS OF BUYER

     8.1 Investigation. In conducting its review of the Business, Buyer shall conduct itself so as not to unreasonably interfere with the Business or with the performance of any Seller's employees.

     8.2 Assistance with Respect to Excluded Assets. Following the Closing Date, upon request of any Seller, Buyer will use its commercially reasonable efforts to assist such Seller in connection with collection of accounts receivable related to the Excluded Assets. To the extent Buyer receives payment in respect of such items following the Closing Date, Buyer shall promptly pay such amounts to such Seller.


                                   ARTICLE 9


                           COVENANTS OF BOTH PARTIES

     9.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Master Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Master Agreement to consummate the Contemplated Transactions, including the execution and delivery of any further instruments or documents which are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions.

     9.2   HSR Filing; Other Filings.

           (a) Not later than five business days after the date hereof and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, Buyer and Kaiser shall cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice all requisite documents and notifications in connection with the Contemplated Transactions. Buyer and Kaiser shall diligently and expeditiously comply with the HSR Act in connection with securing all necessary approvals or waivers thereunder.


           (b) Buyer and Sellers shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information and paying such fees as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

     9.3 Public Announcements. None of Buyer, the Sellers nor any of their Affiliates will issue any press release or make any public statement with respect to this Master Agreement or the Contemplated Transactions, or disclose the existence of this Master Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law (including Kaiser's and Buyer's requirement to issue a press release promptly after the execution of this Master Agreement, Kaiser's obligation to file a Form 8-K with the U.S. Securities and Exchange Commission, and disclosures required in connection with the Bankruptcy Case), provided that the party proposing to issue any press
                      --------
release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. In addition, Sellers may inform their employees of the Contemplated Transactions, and Sellers may continue to communicate with persons potentially interested in acquiring all or part of the Business.

     9.4 Consents; Cooperation. Kaiser and Buyer will use their commercially reasonable efforts, and Kaiser will cause the other Sellers to use their commercially reasonable efforts:

           (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities (including, without limitation, the approval of the Bankruptcy Court) and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions;

           (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Master Agreement or the Contemplated Transactions;

           (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing;

           (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contracts, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be without charge to both parties to this Master Agreement; and

           (e) to enter into mutually acceptable arrangements pursuant to which any payments recovered by Sellers following the Closing Date in respect of receivables arising under the Assumed Contracts following the Closing Date are promptly remitted to Buyer.

     9.5 Communications with Customers and Suppliers. Kaiser and Buyer will mutually agree upon all communications with suppliers and customers of the Business relating to this Master Agreement and the Contemplated Transactions prior to the Closing Date.

     9.6  Liability for Transfer Taxes.

          (a) Buyer shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, foreign withholding, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (for the avoidance of doubt, exclusive of any Income Taxes) ("Transfer Taxes") arising out of or in connection with or attributable to the Contemplated Transactions. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, provided, however, that such party's preparation of any
                     --------  -------
     such Tax Returns shall be subject to the other party's approval which approval shall not be unreasonably withheld, conditioned or delayed. However, notwithstanding anything herein to the contrary, Buyer will be responsible for foreign withholding taxes up to the first U.S.$400,000 and Sellers will be responsible for the remainder, if any.

           (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, Buyer shall, to the extent consistent with Applicable Law, provide Sellers with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.

     9.7 Books and Records. Subject to the confidentiality provisions hereof, Kaiser shall have the right to retain copies of the Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) each Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, to the extent it has books and records in its possession, and (b) Buyer agrees to grant to Kaiser or its estate, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Business on or prior to the Closing Date. Each of Sellers shall provide Buyer not less than 45 days' notice prior to the destruction of any books and records that pertain to the Business and Buyer shall have the right to have such records copied, at its cost, prior to destruction.

     9.8   Tax Matters.

           9.8.1 Tax Returns.

           (a) Kaiser shall be the sole and exclusive agent of the Transferred Subsidiary in any and all matters relating to the U.S. federal income tax liability of the consolidated group of which Kaiser is the common parent (or any state consolidated, combined, unitary or similar group) (the "Seller Consolidated Group") for all consolidated return years. Kaiser shall, inter alia, have the right with respect to any federal consolidated returns which it files (i) to determine (x) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (y) whether any extensions of the due dates for filing of such returns or of the applicable statutes of limitations may be requested and
     (z) the elections that will be made by any member of Seller Consolidated Group, (ii) to file and prosecute any claim for refund, and (iii) to determine whether any refunds, to which Seller Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of Seller Consolidated Group. Prior to the Closing, Kaiser will cause the Transferred Subsidiary to irrevocably appoint Kaiser as agent and attorney-in-fact to take such action (including the execution of documents) as Kaiser may deem appropriate to effect the foregoing.

           (b) Kaiser shall prepare or cause to be prepared in a manner consistent with past practice, and timely file or cause to be timely filed, all Tax Returns in respect of (i) Taxes of the Transferred Subsidiary and
     (ii) Taxes otherwise related to the Business for taxable years or periods ending on or prior to the Closing Date. Tax Returns of the Transferred Subsidiary shall be subject to the Buyer's approval and shall be delivered to the Buyer at least thirty (30) days prior to the due date for review and approval. Tax Returns which include periods ending on or prior to the Closing Date, and which must be signed by an officer of the Transferred Subsidiary, shall be delivered to the Buyer not less than fifteen (15) days prior to the due date, including any extensions thereof. The Transferred Subsidiary will pay the Taxes due with respect to its Tax Returns.

           (c) Kaiser shall have the sole right (but not the obligation), at its sole expense and for its sole benefit, to prepare and file or cause to be prepared and filed any amended Tax Return, or claim for refund, and to prosecute any claim for refund, with respect to any Taxes paid or payable by the Transferred Subsidiary or Taxes otherwise related to the Business with respect to periods ending on or prior to the Closing Date.

           (d) Buyer shall file or cause to be filed when due all Tax Returns in respect of (i) Taxes of the Transferred Subsidiary and (ii) Taxes otherwise related to the Business for taxable years or periods ending after the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any Return for such taxable years or periods.

           (e) Buyer shall have the sole right, at its sole expense and for its sole benefit, to prepare and file any amended Tax Return, or claim for refund, and to prosecute any claim for refund, with respect to any Taxes paid or payable by the Transferred Subsidiary with respect to periods ending after the Closing Date.

           (f) Buyer and Sellers agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60 1996-53 Cumulative Bulletin 24, with respect to filing and furnishing IRS forms W-2, W-3 and 941, from and after the Closing Date (i) Sellers shall be considered a "predecessor" employer and Buyer shall be considered a "successor" employer with respect to any of the Transferee Employees, (ii) Sellers shall be relieved of furnishing forms W-2 to the Transferee Employees to whom it would have been obligated to furnish such forms for the present calendar year, and (iii) Buyer shall assume the obligations of Seller to furnish such forms to employees for the present calendar year.

           (g) In the event Buyer causes or permits the Transferred Subsidiary to sell assets on the Closing Date or take any other action not in the ordinary course of business that would otherwise result in the reporting of income on Kaiser's consolidated return pursuant to Treas. Reg. (S) 1.1502-76(b)(1)(ii), Buyer agrees that such income should be reported on the separate tax return of Transferred Subsidiary (or the consolidated return of any new consolidated group of which the Transferred Subsidiary will become a member) pursuant to the "next day" rule of Treas. Reg. 1.1502-76(b)(1)(ii)(B). Buyer agrees to indemnify and hold harmless Kaiser for any such liability.

           9.8.2 Tax Liability. Whenever it is necessary for purposes of this Master Agreement to determine the Tax Liability of the Transferred Subsidiary or Taxes otherwise related to the Business for a taxable year or period that begins before and ends on or after the Closing Date, the determination shall be made by assuming that the entity had a taxable year that ended at the close of the Closing Date and by using the accounting practices and procedures previously used by Kaiser in preparing its Tax Returns, provided that (a) exemptions,
                                             --------
allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis, (b) Taxes (other than income taxes) that are determined based upon specific transactions (including but not limited to value added, sales, and use Taxes) shall be allocated in accordance with the timing of such specific transactions, and (c) responsibility for real estate, personal property, license, franchise, doing business, and similar Taxes (but not including any Taxes based on income) shall be pro rated based on the fiscal tax year to which such Taxes relate as of the Closing Date as set forth on the Closing Financial Statements.

           9.8.3 Cooperation.

           (a) Kaiser and Buyer shall provide each other with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return, (ii) the conduct of any procedure relating to Taxes, or (iii) any other matter that is the subject of this Master Agreement. Such assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("Tax Data"); (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any procedure relating to Taxes, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; and (iii) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses for such third party.

           (b) Kaiser and each other member of Seller Consolidated Group, and Buyer and the Transferred Subsidiary, shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the expiration of all applicable statutes of limitations (including any waivers or extension thereof) with respect to the Taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; provided, however,
                                                            --------  -------
     that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration date of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.8.3(b), then any such material may be destroyed. Kaiser shall give Buyer not less than thirty (30) days prior written notice before Tax Data or Tax Documentation in the possession or control of any member of the Seller Consolidated Group is destroyed and shall give Buyer an opportunity to copy any such material during such thirty (30) day period. Buyer shall give Kaiser not less than thirty (30) days prior written notice before any Tax Data or Tax Documentation in the possession or control of Buyer or the Transferred Subsidiary is destroyed and shall give Kaiser an opportunity to copy any such material during such thirty (30) day period.

     9.9   Tax Elections.

           (a) No material new elections with respect to Taxes, or any material changes in current elections with respect to Taxes, affecting the Transferred Assets or the Transferred Subsidiary for periods from and after the Closing Date shall be made after the date of this Master Agreement without the prior written consent of both Kaiser and Buyer. In the event Buyer chooses not to make a Section 338(h)(10) Election, Kaiser, in its sole discretion, may reattribute net operating loss and net capital loss carryovers of the Transferred Subsidiary to itself pursuant to Treas. Reg.
     (S) 1.1502-20(g). Buyer shall cooperate fully, and shall cause the Transferred Subsidiary to cooperate fully, in any such election pursuant to Treas. Reg. (S) 1.1502-20(g) made by Kaiser.

           (b) At Buyer's option, Sellers shall join with Buyer in making an election under Tax Code Section 338(h)(10) and any corresponding elections under state, local, and foreign tax law with respect to the purchase and sale of the stock of the Transferred Subsidiary (a "Section 338(h)(10) Election"). Buyer and Sellers shall cooperate fully with each other in making such Section 338(h)(10) Elections. In particular, and not by way of limitation, Buyer and Sellers shall jointly execute necessary copies of Internal Revenue Service Form 8023 (or any successor or corresponding form or report) and all attachments required to be filed therewith pursuant to applicable regulations. Kaiser shall also pay any Tax imposed on the Transferred Subsidiary attributable to the making of the Section 338(h)(10) Election, including but not limited to (a) any Tax imposed under Treas. Reg. Section 1.338(h)(10)-1T(d)(2), or Treas. Reg. Section 1.1502-6, or (b) any state, local or foreign Tax imposed on the Transferred Subsidiary as a result of the Section 338(h)(10) Election.

     9.10  Confidentiality.

           (a) Between the date of this Master Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Sellers to maintain in confidence, and not use to the detriment of another party, Sellers or the Transferred Subsidiary any written, oral, or other information obtained in confidence from the other party, or Sellers or the Transferred Subsidiary in connection with this Master Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required or the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by legal proceedings; provided, however, that the
                                                   --------  -------
     party required to disclose the confidential information shall first notify the other party of such order and afford the other party the opportunity to seek a protective order relating to such disclosure.

           (b) If the Contemplated Transactions are not consummated, each party will immediately return or destroy all such confidential information and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 9.10(b) in writing.

     9.11 Ancillary Agreements. Following the Closing Date, Kaiser and Buyer will perform, or cause to be performed, their respective obligations under the Ancillary Agreements.

     9.12 Mutual Cooperation. Buyer shall, and shall cause one or more of the Buyer Designees acquiring assets from Kaiser's Brazilian Foreign Subsidiaries to, cooperate with one or more Sellers (or their Affiliates, successors or assignees), on terms mutually agreeable to Buyer and the affected Sellers (or their Affiliates, successors or assignees), in connection with bids and any subsequent associated services by Seller(s) (or their Affiliates, successors or assignees) for alumina contracts in Brazil identified on Schedule 2.2(q).

                                   ARTICLE 10

                 BUYER PROTECTIONS:  OVERBIDDING PROCEDURES AND
                                 BREAK-UP FEES

     10.1 Bankruptcy Court Approvals. As promptly as practicable after commencement of the Bankruptcy Case, Sellers subject to the Bankruptcy Case shall file with the Bankruptcy Court and serve motions seeking: (i) a hearing (the "Interim Hearing") before the Bankruptcy Court for an order (A) approving, among other things, the adequacy of notice to creditors and parties in interest of the final hearing to approve the sale of the Transferred Assets and the assumption of the Assumed Liabilities (the "Sale Hearing"), and (B) setting a date for the Sale Hearing (the "Interim Order"); and (ii) an order authorizing, among other things, (A) Sellers to sell the Transferred Assets to Buyer pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all encumbrances (including without limitation any and all "interests in the Transferred Assets" within the meaning of Bankruptcy Code Section 363(f)), except for the Assumed Liabilities, and (B) Buyer to assume the Assumed Liabilities and Sellers to be relieved of liability therefrom (the "Sale Order").

     10.2 Obtaining the Orders. Sellers shall use commercially reasonable efforts to obtain the Interim Order and the Sale Order as soon as practicable. The Interim Order and the Sale Order shall be in form and substance reasonably satisfactory to the Buyer.

     10.3 Overbidding Procedures and Break-Up Fee. Sellers and Buyer agree that the overbidding procedures allowing for the payment of a Break-Up Fee shall be as follows:

           (a) No competing bid will be accepted or approved by the Sellers unless it is made pursuant to terms substantially similar to those contained in this Master Agreement (a "Competing Bid") and provides for aggregate consideration having a value equal to at least the sum of (A) the Purchase Price, plus (B) the Break-up Fee, if any is required to be paid on account of the Competing Bid, plus (C) Five Hundred Thousand Dollars ($500,000);

           (b) Any bidder making a Competing Bid (a "Competing Bidder") shall be required to deliver to the Sellers and to file with the Bankruptcy Court an executed copy of an agreement substantially similar to this Master Agreement (the "Competing Bid Agreement") on or before ten (10) calendar days before the date scheduled by the Bankruptcy Court for the Sale Hearing, together with evidence of the Competing Bidder's financial ability to consummate the Competing Bid Agreement; and the Competing Bidder shall be required to submit to the Sellers on or before the date scheduled by the Bankruptcy Court for the Sale Hearing, a certified check drawn to the order of the Sellers in an amount equal to three percent (3%) of the purchase price set forth in the Competing Bid (the "Competing Bid Deposit") (or a letter of credit in such amount in a form reasonably satisfactory to Kaiser from a commercial bank in the United States acceptable to Kaiser). If one or more Competing Bid Agreements is submitted, and after an opportunity for Buyer and all parties who have submitted conforming Competing Bid Agreements to submit additional higher and better bids (each successive Competing Bid Agreement shall be in increments of not less than $500,000 in each successive round of bidding), the Sellers will request the Bankruptcy Court to determine the prevailing Competing Bidder; if so determined, the prevailing Competing Bidder shall execute and deliver at the Sale Hearing an instrument of irrevocable commitment with terms substantially similar to those described in this Master Agreement.

     (c) If the closing under an agreement is not timely concluded with a successful Competing Bidder, the Sellers shall be authorized without further Bankruptcy Court approval or orders promptly to conclude the Contemplated Transactions with the next highest willing bidder at the Sale Hearing in accordance with the terms of such next highest winning bidder's bid (assuming such bid otherwise complies with this Master Agreement).

     (d) Subject to approval of the Bankruptcy Court and the closing of the Contemplated Transactions by an accepted Competing Bid, if a Competing Bid is approved by order of the Bankruptcy Court, the Buyer shall be paid a break-up fee of three percent (3%) of the Purchase Price (the "Break-Up Fee"); provided however, notwithstanding anything herein to the contrary, no Break-Up Fee shall be paid to Buyer if (i) the Buyer has terminated, withdrawn or abandoned this Master Agreement for any reason other than pursuant to Section 13.1(c)(i) or
(ii) Sellers had, prior to the issuance of such order of the Bankruptcy Court, terminated this Master Agreement pursuant to Section 13.1(c)(ii).

     (e) Subject to Section 10.3(f), Buyer shall be entitled to payment of the Break-Up Fee if Sellers materially breach their obligations to proceed with the Contemplated Transactions for any reason, and Buyer terminates this Master Agreement pursuant to Section 13.1(c).

     (f) Payment of the Break-Up Fee shall (i) be full consideration for Buyer's efforts and expenses in connection with the bidding process, this Master Agreement and the Contemplated Transactions, including the due diligence efforts of Buyer and its professionals and advisors and (ii) constitute liquidated and agreed damages in respect of this Master Agreement and the Contemplated Transactions, and Sellers shall have no further liability to the Buyer except as provided for in Section 13.3. Except as provided in this Section 10.3, Buyer shall have no right nor remedy against any Seller, at law or in equity, by reason of a breach by any Seller of its obligation to proceed with the Contemplated Transactions.

     (g) As soon as reasonably practicable following the earlier of the expiration or waiver of Buyer's right to terminate this Agreement pursuant to
Section 13.1(f), Sellers shall obtain an order from the Bankruptcy Court that provides that the Break-Up Fee shall constitute a first priority administrative expense of the Sellers pursuant to Section 503(b) of the Bankruptcy Code and shall be paid upon the earlier of (i) the closing of the Contemplated Transactions by an accepted Competing Bid and (ii) the entry of any order of the Bankruptcy Court directing payment by Sellers of such amounts.

                                  ARTICLE 11

                  CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

     The obligations of Buyer to purchase the Business and the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

     11.1 Accuracy of Representations and Warranties. The representations and warranties of Kaiser set forth in Article 4 and the Ancillary Agreements shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, and (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions, provided that this Section 11.1 shall not entitle Buyer to refuse
              --------
to close the Contemplated Transactions unless the inaccuracies of the representations and warranties set forth in Article 4 give rise, or could reasonably be expected to give rise, to Condition-Triggering Losses.

     11.2 Performance. Kaiser shall have, and shall have caused each Seller to have, performed in all material respects all obligations required by this Master Agreement to be performed by Kaiser or any Seller on or before the Closing Date, except where the failure to perform such obligations did not and could not reasonably be expected to result in Condition-Triggering Losses.

     11.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing Condition-Triggering Losses in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that result, or could reasonably be expected to result, in Condition-Triggering Losses.

     11.4 Certificate. Buyer shall have received from a duly authorized officer of each Seller a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 11.1, 11.2 and 11.3 have been met.

     11.5 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer (including without limitation as it relates to the absence of adverse claims), and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

     11.6 HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

     11.7 Consents, Notices and Approvals. All approvals, consents, waivers and authorizations required to be obtained by any Seller in connection with the Contemplated Transactions that are identified on Schedule 11.7 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in Condition-Triggering Losses.

     11.8 Transfer Documents. Kaiser shall, and shall have caused each other Seller to, have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Transferred Assets, free and clear of liens or claims other than Assumed Liabilities, including without limitation:

           (a) bills of sale, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets (other than the Transferred Assets owned by the Transferred Subsidiary);

           (b) certificates representing the outstanding shares of capital stock of the Transferred Subsidiary accompanied by duly executed stock powers;

           (c) assignments of all Assumed Contracts and any other agreements and instruments constituting Transferred Assets (other than the Transferred Assets owned by the Transferred Subsidiary), dated the Closing Date, assigning to Buyer all of each Sellers' right, title and interest therein and thereto; and

           (d) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder (other than the Transferred Assets owned by the Transferred Subsidiary), duly endorsed for transfer to Buyer as of the Closing Date.

     11.9 Transaction Documents. Buyer and Kaiser shall have entered into the Ancillary Agreements and other Transaction Documents.

     11.10 Resignations; Corporate Records. Sellers shall have delivered to Buyer the resignations of the directors and officers of the Transferred Subsidiary and the minute books and corporate records of the Transferred Subsidiary.

     11.11 Further Instruments. Sellers shall deliver to Buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request reasonably in advance of the Closing.


                                  ARTICLE 12

                 CONDITIONS TO OBLIGATIONS OF KAISER TO CLOSE

     The obligation of Kaiser to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Kaiser, in its sole discretion in whole or in part):

     12.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

     12.2 Performance. Buyer shall have performed in all material respects all obligations required by this Master Agreement to be performed by Buyer on or before the Closing Date, except where the failure to perform such obligations did not and could not reasonably be expected to result in a material adverse effect on the Contemplated Transactions.

     12.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that could reasonably be expected to have a material adverse effect on the Contemplated Transactions.

     12.4 Certificate. Kaiser shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 12.1, 12.2 and 12.3 have been met.

     12.5 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Kaiser, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

     12.6 HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

     12.7 Consents. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on Schedule 12.7 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the Contemplated Transactions.

     12.8 Assumption Agreement. Kaiser shall have received from Buyer an Assumption Agreement, in form and substance satisfactory to Sellers, under which Buyer shall have assumed the Assumed Liabilities.

     12.9 Transaction Documents. Buyer and Kaiser shall have entered into the Ancillary Agreements and the other Transaction Documents.

     12.10 Further Instruments. Buyer shall deliver to Kaiser such further instruments of assumption or other documents of further assurance as Sellers may reasonably request reasonably in advance of the Closing.

     12.11 Payment. Kaiser shall have received immediately available funds by wire transfer in accordance with Section 3.2 hereto.

     12.12 Board Approval. The Contemplated Transactions shall have been approved by Kaiser's Board of Directors.


                                  ARTICLE 13

                                  TERMINATION

     13.1 Right to Terminate Agreement. This Master Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Master Agreement is terminated being referred to herein as the "Termination Date"):

           (a) by Buyer or Sellers, if the Closing has not occurred on or before September 30, 2000 (the "Outside Date"), unless such failure to close is due to the failure of the party seeking to terminate this Master Agreement to comply fully with its obligations under this Master Agreement;

           (b) by mutual written consent of Buyer and Sellers, subject to any necessary Bankruptcy Court approval;

           (c) (i) by Buyer, if any of the conditions in Article 11 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Buyer to comply with Buyer's obligations under this Master Agreement), and Buyer has not waived such conditions on or before the Outside Date; or

                (ii) by Sellers, if any of the conditions in Article 12 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Sellers to comply with Sellers' obligations under this Master Agreement), and Sellers have not waived such conditions on or before the Outside Date;

           (d) automatically, if the Bankruptcy Court shall have entered an order approving a Competing Bid and the Contemplated Transactions by the Competing Bid are subsequently consummated;

           (e) by Sellers, if the parties do not receive all consents, approvals, ratifications, waivers and other authorizations necessary to evidence compliance with the HSR Act within 5 days of the expiration of any applicable waiting period under the HSR relating to the Contemplated Transactions or if the parties at any time receive notice that such compliance will not be forthcoming or that any required approval has been denied and no further appeals exist; and

           (f) by Buyer, at or before 5:00 p.m., Eastern Time, on June 26, 2000, if Buyer reasonably believes that the representations and warranties contained herein are inaccurate in any material respect based on Buyer's due diligence.

     13.2 Effect of Termination. Upon the termination of this Master Agreement pursuant to Section 13.1:

           (a) Buyer shall promptly cause to be returned to Kaiser all documents and information obtained in connection with this Master Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information; and

           (b) All rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except for
     (i) any liability of any party for a breach prior to termination, and (ii) the confidentiality provisions contained in Section 9.10 and the Confidentiality Agreement entered into prior to this Master Agreement, which shall survive termination.

     13.3 Buyer's Remedies. Buyer's exclusive remedy for any breach of this Master Agreement prior to Closing shall be the rights to the Break-Up Fee provided for in Article 10 of this Master Agreement under the terms and conditions described therein. Buyer believes that it is impossible to determine accurately the amount of all damages that it would incur by virtue of a breach by Sellers of their obligations to proceed with the Contemplated Transactions, and its sole and exclusive remedy for any such breach shall be to receive payment of the Break-Up Fee and/or Deposit as provided for in Article 10 of this Master Agreement. In addition to any right to the Break-Up Fee described above, Buyer shall be entitled to the refund of its Deposit, together with any interest earned on such sum, or the return of the letter of credit delivered in lieu of such cash Deposit, in the event that this Master Agreement is subject to termination by Buyer pursuant to Section 13.1(a), 13.1(c)(i), 13.1(d), 13.1(e) or 13.1(f).

     13.4 Sellers' Remedies. Sellers' exclusive remedy for any breach of this Master Agreement prior to Closing shall be the Deposit (including a draw on the letter of credit delivered in lieu of cash Deposit), together with any interest earned on such sum, being released to Sellers from the Sellers' escrow account if this Master Agreement is not then subject termination by Buyer in accordance with the Sections referenced in the final sentence of Section 13.3 hereof. Kaiser believes that it is impossible to determine accurately the amount of all damages that it would incur by virtue of a breach by Buyer of its obligations to proceed with the Contemplated Transactions, and its sole and exclusive remedy for any such breach shall be to receive the Deposit and amounts earned thereon.

                                   ARTICLE 14


                                 MISCELLANEOUS

     14.1 Expiration of Representations and Warranties; Covenants. The representations, warranties and, except as expressly provided herein to the contrary, the covenants set forth in this Master Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date; all liability of the parties hereto with respect to such representations, warranties and covenants shall thereupon be extinguished; and BUYER ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION MAY BE NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO AND CLOSE THIS MASTER AGREEMENT. The covenants provided for in Sections 9.4, 9.10 and
9.11 shall continue without expiration or limit, the covenants provided for in Sections 9.6 and 9.8 shall continue until the first anniversary of the statute of limitations with respect to the statutes governing the applicable Taxes and the covenant provided for in Section 9.7 shall continue until the sixth anniversary of the Closing; provided however that nothing in this sentence shall
                            -------- -------
prevent Kaiser and/or any of its Subsidiaries from consummating a complete liquidation.

     14.2 Material Adverse Effect. Any adverse change, event or effect that is proximately caused by conditions affecting the United States or international economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or a Material Adverse Effect on Buyer (unless such conditions adversely affect Sellers or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or Sellers competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Business (unless such conditions adversely affect Sellers or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the sale of the Business and the Transferred Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Business. Any adverse change, event or effect that is proximately caused by any breach by Buyer or Sellers of any covenant or obligation set forth in this Master Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or Material Adverse Effect on Buyer, respectively.

     14.3 Disclaimer of Projections, Etc. Sellers make no representation or warranty to Buyer except as specifically made in this Master Agreement and the Ancillary Agreements. In particular, Sellers make no representation or warranty to Buyer with respect to the contents of Seller descriptive materials and management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of any Seller to Buyer, except that Sellers represent and warrant that any such financial projection or forecast was prepared in good faith as of its date, was based upon the financial records of the Business, and was based upon assumptions which, taken as a whole, were reasonable at such time. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Sellers with respect thereto.


                                  ARTICLE 15

                             AGREEMENT CONVENTIONS

     15.1 Further Assurances. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Sellers of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

     15.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or courier or (d) sent by facsimile transmission. All such notices, requests, demands, waivers and other communication shall be deemed to have been received
(i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the day after such mailing, (iv) if by facsimile, three hours after the sender receives a fax confirmation, unless the fax is sent after 5:00 p.m. on a business day or on a non-business day, in which case it shall be deemed received on the next business day.

     If to Buyer:

             Earth Tech Holdings, Inc.
             100 W. Broadway, Ste. 5000
             Long Beach, CA 90802
             Attention:  President & CEO
             Tel: 562-951-2000
             Fax: 562-495-2825
     with a copy to:

          Tyco International (US) Inc.
          One Tyco Park
          Exeter, NH 03833
          Attention: General Counsel

          Tel: 603- 778-9700
          Fax: 603-778-7700

     If to Kaiser or Sellers, to:

          Kaiser Group International, Inc.
          9300 Lee Highway
          Fairfax, VA 22031-1207
          Attention: Office of General Counsel

          Tel: (703) 934-3545
          Fax: (703) 934-3029

     with a copy to:

          Squire, Sanders & Dempsey L.L.P.
          4900 Key Tower
          127 Public Square
          Cleveland, OH 44114-1304
          Attention: G. Christopher Meyer

          Tel: (216) 479-8692
          Fax: (216) 479-8780

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 15.2.

     15.3 Assignment. This Master Agreement may not be assigned by either party, provided, however, that Buyer may assign any or all of Buyer's rights and
       --------  -------
delegate any or all of Buyer's duties under this Master Agreement to an Affiliate thereof without the consent of the other party. For the avoidance of any doubt, Buyer may, without the consent of Sellers, transfer or assign in whole or in part to one or more of its subsidiaries or Affiliates the right to purchase all or a portion of the Transferred Assets, but no such transfer or assignment shall relieve Buyer of its obligations under this Agreement. Subject to the foregoing, this Master Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, heirs and permitted assigns.

     15.4 Entire Agreement; Amendment; Governing Law; Etc. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding among the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within Delaware.

     15.5 Consent to Jurisdiction. THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE INTERPRETATION, IMPLEMENTATION AND ENFORCEMENT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY SUBMIT AND CONSENT TO SUCH JURISDICTION.

     Each of Buyer and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.2 of this Master Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above. Buyer hereby appoints Earth Tech Holdings, Inc. as its agent for service of process. Each of Buyer and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court should find that subject matter jurisdiction is not available in the Bankruptcy Court, Buyer and Sellers hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the District of Delaware.

     15.6 Severability. Any term or provision of the Transaction Documents that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Transaction Documents or affecting the validity or enforceability of any of the terms or provisions of the Transaction Documents in any other jurisdiction.

     15.7 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

     15.8 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

     15.9 Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; and (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time.

     15.10 Counterparts. The Transaction Documents may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.

     15.11 No Third Party Rights. This Agreement is not intended to create third-party beneficiary rights or remedies in other Persons not parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Master Agreement to be executed as of the date first above written.

                                    TYCO GROUP S.A.R.L.

                                    By:   /s/ Erik D. Lazar
                                         --------------------------------------
                                         Name:  Erik D. Lazar
                                                -------------------------------
                                         Title: General Manager
                                                -------------------------------


                                    KAISER GROUP INTERNATIONAL, INC.


                                    By:   /s/ Timothy P. O'Connor
                                         --------------------------------------
                                         Name:  Timothy P. O'Connor
                                                -------------------------------
                                         Title: Executive Vice President and
                                                ----------------------------
                                                Chief Financial Officer
                                                -------------------------------